Exhibit 99.1

Oceaneering Announces the Promotion of
Clyde Hewlett to Chief Operating Officer
August 20, 2015 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) announced the promotion of Clyde Hewlett to Chief Operating Officer. In this capacity he will have expanded responsibility for managing all of Oceaneering’s oilfield business.
Mr. Hewlett’s career spans 37 years in the offshore oil and gas industry. He joined Oceaneering in 1988 as a Project Manager and has held progressively more responsible roles, most recently as Senior Vice President, Subsea Services. He is a graduate of Memorial University of Newfoundland with a bachelor’s degree in Mechanical Engineering.
Rod Larson, President, stated, “Clyde’s promotion to Chief Operating Officer recognizes his proven track record of accomplishment, broad technical knowledge, and superior commercial skills in increasing roles of responsibility. We are looking forward to his stewardship in this expanded role.”
Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its advanced applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.
For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 713-329-4670, E-mail investorrelations@oceaneering.com.